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EXHIBIT 11

EAGLE FINANCIAL SERVICES, INC. AND SUBSIDIARY

Computations of Weighted Average Shares Outstanding and Earnings Per Share (Shares Outstanding End of Month)


                  Three Months Ended         Six Months Ended
                         June 30                 June 30
                    2001        2000         2001       2000
                ----------   ---------    ---------   ---------
JAN                                       1,445,429     1,432,797
FEB                                       1,448,400     1,435,016
MAR                                       1,448,400     1,435,016
APR              1,448,400   1,435,013    1,448,400     1,435,013
MAY              1,451,465   1,437,283    1,451,465     1,437,283
JUN              1,451,464   1,438,635    1,451,464     1,438,635
JUL                    ---         ---          ---           ---
AUG                    ---         ---          ---           ---
SEP                    ---         ---          ---           ---
OCT                    ---         ---          ---           ---
NOV                    ---         ---          ---           ---
DEC                    ---         ---          ---           ---
                ----------   ---------    ---------     ---------
                 4,351,329   4,310,931    8,693,558     8,613,760
                         3           3            6             6
-----------     ----------   ---------    ---------     ---------
Weighted
Average
Shares
Outstanding      1,450,443   1,436,977    1,448,926     1,435,627
-----------     ----------   ---------    ---------     ---------
Net Income     $   543,581  $  516,842   $1,098,442    $1,005,480
-----------     ----------   ---------    ---------     ---------
Earnings Per
Share, Basic
and Diluted    $      0.37  $     0.36   $     0.76    $     0.70
                ----------   ---------    ---------     ---------